Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Porch Group, Inc. on the Post-Effective Amendment No. 1 to Form S-1 of our report dated May 10, 2021, with respect to our audit of the consolidated financial statements of DataMentors Holdings, LLC and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Kahn, Litwin, Renza & Co., Ltd.

Kahn, Litwin, Renza & Co., Ltd.
Providence, Rhode Island
June 18, 2021